Exhibit 99.1

Flutter Entertainment plc – 2024 Notice of Annual General Meeting

Supplementary Information Statement for Beneficial Holders

Dear Shareholder,

This notice is being made available to underlying beneficial shareholders of Flutter Entertainment plc (“Flutter”) who hold their shares through an intermediary such as a bank or broker in the DTC settlement system as of 28 March 2024 (“Beneficial Holder”).

The Notice of AGM published by Flutter on 2 April 2024, advised Beneficial Holders on how to vote and noted that if a Beneficial Holder does not direct their bank or broker or other nominee on how to vote their shares, their shares will not be voted at the AGM for any matter that is considered to be “non-routine”.

The New York Stock Exchange has now advised that all proposed resolutions are to be considered “non-routine”, and you should instruct your bank or broker or other nominee as how you wish to vote for each resolution.

Beneficial Holders who previously submitted voting instructions and did not direct their bank or brokers on how to vote on matters which were previously considered “routine” should review their voting instructions.

The Flutter AGM will be held on Wednesday, 1 May 2024 at Flutter’s headquarters at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland. This Supplementary Information Statement does not act as an amendment to the Notice of AGM. Except as specifically supplemented by the information contained herein, this Supplementary Information Statement does not modify any other information set forth in the Notice of AGM or the proxy card, and they continue to otherwise be in full force and effect.

If you have any queries, please contact your broker, bank or other financial advisor or Flutter at CoSec@Flutter.com.

Yours faithfully,

/s/ Edward Traynor
Edward Traynor, Company Secretary